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                          April 3, 2024

       Yoav Stern
       Chief Executive Officer
       Nano Dimension Ltd.
       2 Ilan Ramon
       Ness Ziona 7403635
       Israel

                                                        Re: Nano Dimension Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed March 29,
2024
                                                            File No. 333-278368

       Dear Yoav Stern:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing